Final Transcript
Thompson Street Events
Conference Call Transcript HH - Q3 2007 Hooper Holmes Earnings Conference Call Event Date/Time: Nov. 09. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Financial Dynamics - IR

 James Calver
 Hooper Holmes - President, CEO

 Michael Shea
 Hooper Holmes - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 Mitra Ramgopal
 Ramgopal - Analyst

 Brad Evans
 Heartland - Analyst

 PRESENTATION

Operator

 Welcome to the Hooper Holmes third-quarter 2007 earnings conference call. At this time all participants are in a listen-only mode(OPERATOR INSTRUCTIONS). Today's conference is being recorded. If you have any objections you may wish to disconnect at this time. Now I will turn the meeting over to Ms. Theresa Kelleher. You may begin.

 Theresa Kelleher - Financial Dynamics - IR

 Good morning, everyone, and welcome to the Hooper Holmes third-quarter 2007 conference call. If anyone has not received a copy of the release issued this morning please call FD at 212-850-5600 and a copy will be sent to you immediately. Before management begins their formal remarks I would like to remind you to the extent the Company's statements or comments represent forward-looking statements I refer you to the risk factors and other cautionary factors in this morning's press release, as well as the Company's most recent SEC filings. In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the Company's expressed permission. As you know, your participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer and Michael Shea, Chief Financial Officer. James, please go ahead.

 James Calver - Hooper Holmes - President, CEO

 Good morning, and thank you for joining us today. At the end of our call in August I mentioned several leading indicators of Hooper Holmes' progress towards profitability. I said that profitability in the first quarter of 2008 will be driven by six factors. Those factors are a new growing stream of revenue from wellness customers, a robust sales pipeline at Heritage Labs, new clients at Underwriting Solutions, productivity gains, reduced costs and new services from Portamedic, expected Portamedic unit volume improvements in the second half and slowing overall revenue declines. I am pleased to say we have done much of what we said we would do, meeting our targets for wellness revenue, Heritage Labs sales, new Underwriting Solutions clients and Portamedic productivity improvement, cost control and new service introductions.

As you are aware, ours is a seasonal business, and the third-quarter is traditionally the most challenging. Regardless of this seasonality, Portamedic unit declines did not meet our expectations and was about 13% year-over-year. However, Portamedic's third-quarter revenue decline of 5% was less than our second-quarter decline, reflecting improvements due to pricing and better service.

Looking ahead, there has been no change in our expectation of significant bottom-line improvements in the fourth quarter of 2007 and profitability in the first quarter of 2008. There are several reasons for this. Our new Health and Wellness business is meeting expectations and has delivered $1.2 million in revenue in the third quarter or about $2.5 million in new revenue year-to-date.

Heritage Labs continues to perform well, exceeding targets for revenue, expense control and profitability. We believe Portamedic's marketshare has stabilized, halting several years of decline. And we have eliminated about $6 million in cost from operations, effective in Q4, by eliminating positions, consolidating offices and reducing discretionary expenses.

This morning I would like to briefly review two major trends that primarily affect Portamedic and the actions we have taken to address these trends. You will continue to see measurable results from these actions in increased gross margins and reduced SG&A. The first trend is the rate of decline in the number of annual applications for life insurance policies in the United States. The MIB Life Index tracks life insurance applications and compares them to prior years. MIB reports that the number of applications through September 2007 is down 3.4% compared to the first nine months of 2006.

The second major trend is the accelerated growth of simplified issue insurance products, now the fastest-growing segment of life insurance. Simplified issue products are typically lower value policies that require much less health information for underwriting. Paramedical exams are not needed for these policies.

In 2007 the number of simplified issue policies written by our top 20 clients increased significantly. Looking ahead, more than half of our top 20 clients expect continued growth in simplified issue products. Simply put, these two trends reflect what we believe is a shrinking market. They are the primary reasons why right-sizing Portamedic's cost structure and growing marketshare are continuing priorities. They are also the primary reasons why expanding into new markets, such as health and wellness screenings, and focusing on greater value added products, such as Portamedic Platinum and Mature Assessment are also a top priority.

So we have addressed these trends in several ways. By focusing on new sources of revenue as we scale and expand our health and wellness business, by reversing past marketshare declines in Portamedic through investments in local sales and service, by creating new premium services that meet market needs in which the same increased pricing, and by reducing costs, improving productivity through centralizing core processes and becoming more competitive.

I will say more about each of these actions in turn. First, marketshare. We believe we have halted and reversed a six-year decline in Portamedic marketshare. Our marketshare is now stable. Portamedic's business is enabled by national approvals and driven by local orders. While our corporate approvals continue to grow, the only way to win back marketshare is by beating the competition at local sales and service. That is why we have more people than ever working one-on-one with local agents.

We have invested in our field force, growing our local relationship manager team by 8%. Local sales people now have incentives to earn significantly more in return for marketshare expansion. We've introduced new performance standards, and we have dealt with underperformance by replacing the bottom 20% of that sales force.

These actions are paying off. From June through August we received orders from 10,000 new agents, agents who had not previously ordered from us in the preceding 90 days.

But doing a better job delivering today's products and services is only part of our challenge. We must also deliver greater value to our customers through new premium products that meet critical need. Portamedic Platinum is one such product. It leverages a group of qualified examiners specially trained in our customers' new business process. It is a new service that delivers a better experience for both applicants and agents. Every Platinum case is quality assured for accuracy and completeness, reducing the need to go back to applicants for more information. And the entire process is faster.

While the response from our customers has been enthusiastic, several new clients have already signed up. We will begin to book new revenues from Portamedic Platinum after our successful six-month period of exclusivity with Phoenix Life ends in December.

Insurance companies are also challenged to drive more premium revenues from new growing markets. Every day more than 6000 Americans celebrate their 65th birthdays. As the population of older Americans gets larger, life insurance companies are increasingly willing to insure them. This can be a challenge for underwriters who need risk classification tools to make informed decisions about older applicants.

We have designed other new service, Mature Assessment, to meet these needs. It is a proven standard method for obtaining the additional health information needed to underwrite life insurance policies for older applicants.

Mature Assessment is an integrated program that includes additional personal health data collected by trained Portamedic examiners, coupled with new lab tests that have been proven to be better markers to certain chronic diseases. It is the only integrated lab and exam assessment designed to meet the full range of underwriters' needs for older age applicants.

These new services represent value that only Hooper Holmes can deliver. They demonstrate that we can become a strategic partner to our clients and develop new services to meet their most important needs. And it is because we're meeting these needs more effectively that we have been successful in reversing a four-year decline in industry pricing. Pricing is driven by two factors, the competitive landscape and the value we delivered to our insurance company customers, brokers and local agents. From January our price per exam has increased by about 7%. We have sustained these price increases because of the work we're doing to improve service levels. We are continuing to invest in technology for efficiency and productivity.

Starting in the first quarter of 2008 we will roll out centralized managed scheduling nationwide to help agents schedule exams more quickly. This is an important tool that will allow us to further improve time service. New imaging technology will further improve our processes by imaging 100% of our exams up from about 50% today. We have designed this new process because we are driving expensive errors out of the exam process and reducing dependence on costly paper.

Our drive to increase efficiency extends throughout our business. Since our last update with you we have reduced our SG&A headcount by 80 people. Year-to-date Hooper Holmes has reduced its SG&A headcount by about 7%. We expect to continue to control costs through improved productivity in 2008.

Heritage Labs has also reduced its second-largest cost, shipping, by 11% through productivity initiatives. They are also making progress with more than $1.3 million in new sales in the third quarter and a robust sales pipeline.

Our Underwriting Solutions business continues to show promise. They have trimmed their SG&A by consolidating three legacy locations into one and shedding duplicative staff. At the same time, they have grown new client revenue over 300% in 18 months by investing in sales and new management. About 50% of their revenues are today derived from new customers, one in just the past nine months.

Our Claims Services business added a series of new customer approvals in the quarter, which could potentially increase marketshare among small and mid-size customers.

In summary, then, there has been no change in our expectation of significant bottom-line improvement in the fourth quarter of 2007. We expect profitability in the first quarter of 2008 to be delivered by new revenues and productivity improvements that reduce costs.

As you know, we continue to evaluate all of our businesses against the criteria of strategic fit, growth and profitability. As previously announced, we concluded the sale of Medicals Direct, our former UK subsidiary, on October 9. The decision to sell was based on several factors, including the subsidiary's limited ability to contribute significantly to our long-term strategic goals. The purchase price was $15.3 million, and we expect to recognize a gain of $10 million on the sale.

This is an important strategic step that will strengthen our balance sheet and enable us to invest in our growth businesses. As we have mentioned in the past, today's large employers are managing and reducing health care costs through the use of disease management and wellness programs. These programs are provided by companies such as Healthways, Cottingham & Butler, SHPS, SimplyWell and others.

Our Health and Wellness division provides these companies with a complete national supply chain solution. We schedule screenings, manufacture kits, print materials, ship equipment and screen groups. We analyze and transmit data essential for identifying, segmenting populations and targeting interventional health support services.

In July we announced a milestone of 25,000 screenings, and we will announce the new milestone, surpassing 50,000 screenings, later today. We view this market as a $500 million opportunity based on Boston Consulting Group estimates. We believe that we have the potential to capture as much as 10% of that opportunity over the next few years.

There are 155 million lives insured for health care in the United States. Less than 1% of these lives would represent a 40 to $50 million revenue business for Hooper Holmes. This business is on track to meet our expectations, and we believe this could be a large, growing and profitable new market and one that leverages our core capabilities. So with that, I'd like to turn the call over to our Chief Financial Officer, Mike Shea.

 Michael Shea - Hooper Holmes - SVP, CFO

 Thank you, James. Good morning, everyone. For the third quarter of 2007 our consolidated revenues decreased 7% to $56.3 million compared to $60.6 million in 2006. We had a net loss of $10.6 million or $0.16 per share compared to a net loss of $42.1 million or $0.63 per share in 2006.

Our third-quarter 2007 net loss includes restructuring and other charges of $1.6 million and a non-cash impairment charge for goodwill and intangibles of $6.3 million. Our 2006 third-quarter loss included restructuring and other charges of $6.6 million and a charge of $31.9 million related to an increase in the valuation allowance for our deferred tax assets.

As for revenues in the third quarter, our Portamedic revenues decreased approximately 5% to $35 million compared to $36.9 million in the third quarter of 2006. This decrease is the result of a reduction in paramedical exams of approximately 13%, partially offset by higher average revenue per exam of 7%.

Infolink reported revenues of $6.6 million, a decrease of 14% compared to $7.6 million in the third quarter of 2006. Heritage Labs revenues increased to $4.8 million in the third quarter of 2007, up approximately 12% in comparison to 2006, partially attributable to increased lab testing for wellness customers.

Underwriting Solutions' revenues decreased 23% to $3.1 million primarily due to the expected loss in volume from one major customer partially offset by the signing of new clients. Our Claims Evaluation Division reported revenues of $6.8 million, a decline of 11% compared to the $7.7 million reported in the third quarter of 2006. The decrease was primarily the result of continued declines in independent medical exams and peer reviews ordered by our customers.

Our consolidated gross margin for the third quarter of 2007 was 23.5%, a significant improvement from the 22% in the prior year. For our Health Information division, gross margin increased to 23% versus 21.2% in the third quarter of 2006. Gross margins for our Claims Evaluation division decreased to 26.6% from 28% in 2006.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled $16.4 million in the third quarter of 2007, a decrease of approximately $300,000 from the prior year period.

As I noted earlier, we recorded a restructuring -- restructuring and other charges of $1.6 million in the third quarter, primarily attributable to employee severance, branch consolidation costs and a write-off of business application software.

Regarding our balance sheet, working capital at September 30, 2007 was approximately $16.5 million. Accounts receivable totaled $34.9 million with days sales outstanding of 56 days. We had debt outstanding of $5 million at September 30th, all of which was paid off in October with the proceeds received from the sale of our Medicals Direct subsidiary.

Our current cash balance is approximately $7 million, and we have full availability of our $25 million credit line.

Regarding cash flows, cash used in operations approximated $0.4 million in the third quarter of 2007, primarily resulting from our operating loss partially offset by non-cash charges and the receipt of a $2.4 million income tax refund in the quarter. In addition, capital expenditures for the quarter were approximately $1 million. With that, I will turn the call back to James.

 James Calver - Hooper Holmes - President, CEO

 Thank you, Mike. Looking ahead, we expect to return to profitability in Q1 and show improved results in Q4 of this year through a focus on new sources of revenue, reversing market share declines in Portamedic, sustaining increases in pricing and improved productivity. Our balance sheet is strong, and we expect positive cash flow from operations in 2008. We expect to continue to invest in our growth businesses, and we are pleased with the progress of Health and Wellness and remain optimistic about its potential. Now we would be delighted to take your questions. Susan, if you would open up the lines for questioning, please.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Brooks O'Neil, Dougherty & Co.

Unidentified Participant

 (inaudible) calling in for Brooks O'Neil. This is Deepak calling in for Brooks. Can you please provide some color on the revenue traction you are seeing in the Portamedic's business?

 James Calver - Hooper Holmes - President, CEO

Yes, I would be delighted to. Portamedic is in a market decline from growth in the simplified issue product that we mentioned earlier. So our response to replacing this revenue is growing market share first of all. The first step in our turnaround was to have halted a 6-year decline in market share. We believe we have done that, which we announced today. Clearly growing market share from that platform is the next logical step.

In terms of -- additionally, new services that we have launched, formally launched this month, Mature Assessment -- that is for the older age insurance applicant -- and the Platinum service will both contribute, will both contribute to the top line in 2008. The two initiatives that I talked about, managed scheduling, which reduces the amount of time it takes to get an exam scheduled and imaging, which increases the accuracy of the exams and so reduces errors, costly errors, at that, both of those two features will be new services to our clients and services that Hooper Holmes is uniquely positioned to deliver. That will most certainly help us with our market share.

Unidentified Participant

 That is very helpful. So you are seeing some traction in the Mature Assessment business as well?

 James Calver - Hooper Holmes - President, CEO

 Well, the Mature Assessment business we launched about 2.5 weeks ago, and there has certainly been good interest in the new product. The Platinum business, which as we said, we have an exclusive arrangement with Phoenix Life, Phoenix Life indicated in a press release in July that they, as a result of this service, are able to make underwriting decisions 20 days sooner, 20 days earlier. So as I said earlier, we are not able to derive any revenue from that business outside of Phoenix Life until December when the exclusivity period expires. But we have already had several clients show significant interest, and some of those have already signed up with of course the understanding that the service cannot be delivered to them until December. But that is right around the corner.

I guess the last part, with respect to revenue in Portamedic, is as we indicated our pricing is up 7%from January, and that is really reversing an industry decline.

Unidentified Participant

 Thanks. On the sale of the UK business, is that reflected on the balance sheet or income statement and to what extent?

 Michael Shea - Hooper Holmes - SVP, CFO

 It is not reflected on the third-quarter income statement. We are still showing it as assets held for sale on our press release today. That occurred -- the actual sale occurred in early October, so we will see that gain on sale in the fourth quarter press release and 10-K.

Unidentified Participant

 Thank you so much for that color. Last question, on the Health and Wellness business ramp-up, you talked about several initiatives on that. Can you provide some more color on that please, too?

 James Calver - Hooper Holmes - President, CEO

 Certainly. Just to remind folks on the call today, this is a business that we started -- Health and Wellness business -- which we started as a pilot operation at the beginning of this year, and we have grown our revenues year-to-date in this brand-new business to $2.5 million year-to-date. And certainly our expectations were met in Q3. We expect that we will exceed our expectations in Q4.

Today we have seven clients. That is an increase from when we last updated you all. The pipeline for this business is also very good. For the sources of new revenue within the Health and Wellness business are clearly bringing in new clients but also doing more business with existing clients. And that has been the trend for the last several months, as this business has grown pretty quickly.

Unidentified Participant

 Thank you so much for your comments. I will hop back in the queue.

Operator

 Mitra Ramgopal, Sidoti.

 Mitra Ramgopal - Ramgopal - Analyst

 A few questions. First, I think coming back to the MIB numbers I believe in the third quarter they said life insurance applications declined 3.3%, and I know your volume for paramedic exams are down about 13%. I don't know if you could shed some light as to the difference.

 James Calver - Hooper Holmes - President, CEO

 Certainly. As I said, one of the things we announced this morning is that we have stabilized our market share with [amount] halted after several years of decline. Let me explain the difference between the MIB number and where we are at today. A part of the factor is simplified issue, so it is hard to know -- it is hard to say exactly how fast the market for paramedical service is declining. What we can say is we know our top customers expect continued growth. So that top 20 client, about 5% of their units today are simplified issue, and that is quite a change from last year. It is a big increase, and it is an important trend.

In summary, the difference between the two numbers is after removing the effect of simplified issue, for which there is no paramedical exam, and any clients that we lost last year, Portamedic units have followed the MIB Index.

 Mitra Ramgopal - Ramgopal - Analyst

 Okay, thanks. Looking at the SG&A line, I think it picked up a little more than I think I was looking for this quarter. Again, any unusual items in there, or is it just base business?

 Michael Shea - Hooper Holmes - SVP, CFO

 There were a couple items in there that obviously we're not expecting to recur. But year-to-date SG&A is still down $1.5 million from last year, it was down $300,000 this quarter from 2006 quarter. And I want to remind you, it's expected to significantly decline in Q4 when the cost reductions that James spoke about earlier begin. It's $6 million in total, a large portion of that will pertain to SG&A reductions; it will also be a positive impact in the gross margin. And we are expecting additional improvements in Q1 of 2008 when more of these productivity improvements come online.

 Mitra Ramgopal - Ramgopal - Analyst

 Okay. And are you going to start breaking out the wellness and disease business given the traction you're seeing in it now?

 Michael Shea - Hooper Holmes - SVP, CFO

 We're considering that for 2008. We're going to hold off on that. We're certainly reporting the revenue numbers, as we have today. As we see the growth in that area we will consider breaking that out separately.

 Mitra Ramgopal - Ramgopal - Analyst

 Okay. And with regards to charges, is it fair to assume as we start looking out to '08 after this year is pretty much behind you?

 Michael Shea - Hooper Holmes - SVP, CFO

 Absolutely, that's correct.

 Mitra Ramgopal - Ramgopal - Analyst

 Okay. And just final question -- James, you're very bullish about the outlook going forward pretty much across the board. I think you know for investors looking at Hooper Holmes the last few years, previous management also painted a fairly rosy picture. What really gives you the optimism going forward and why should anyone expect things to be different this time around?

 James Calver - Hooper Holmes - President, CEO

 Well, we're very sure of improved results in Q4, Mitra. Many of the things we've talked about this morning in terms of stabilizing market share, in terms of pricing improvement, those are the things that we said we were going to do. We said we would launch new services in Portamedic, we've done that. So I think we're very comfortable that we'll see improved results in Q4. We certainly stand by our previous guidance that we will be profitable in Q1.

There's really a number of factors here. First of all, additional increasing pricing reflecting improved service. As Mike said, we've just taken $6 million of cost out in the last few weeks as a result of '06 initiatives. This really is a result of those strategic review initiatives -- you remember the 700 initiatives that we talked about last year that went over a two-year period. So the $6 million of costs out in the last few weeks was a result of those.

We do expect further productivity from the imaging and managed scheduling projects. As you know, those projects are back on track and they will be delivered in Q1. So while we're confident of profitability in Q1 of next year, we certainly -- we're certainly confident overall of profitability in 2008; we're not giving any guidance beyond Q1 at this point.

And really the drivers of sustained profitability, expected growth in the health and wellness business, we said we would start a new business that leverages our capability. We have. We said that that business would grow and it has, it's $2.5 million which for a business we started just back in -- we just started really back in February -- we feel quite good about.

Heritage Labs, we said we would make that a growth business. We said we would make that a growing business. On the last quarter's call you'll recall that year-over-year this was a business that had declined at 7% a year. What we announced on the last call in August is this is a business that is now growing at 7% a year. Today we announced that it is growing at 12% a year.

We said we would stop Portamedic market share decline. We believe that we have done that. And there are certainly continued cost reductions from centralizing core processes. But I think it is important, Mitra, in answering your question just to remind you of what I said earlier, that simplified issue is the fastest-growing segment of the life insurance industry and that is a product for which there is no paramedical exam.

And I did say that it's a big increase from where it was in '06, it's about 5% of our top 20 clients units today. And this is an important trend which we are addressing. So I want to temper my comment with a very clear statement about simplified issue.

 Mitra Ramgopal - Ramgopal - Analyst

 Okay, thanks again, guys.

Operator

 (OPERATOR INSTRUCTIONS). Brad Evans, Heartland.

 Brad Evans - Heartland - Analyst

 Good morning. Thanks for taking the questions. Could you just -- it's been -- I guess there might be a little uncertainty still as it regards to the run rate for SG&A. I know you said $6 million annually. Can you just give us a benchmark for fourth quarter where you'd expect a range for SG&A for the fourth quarter?

 Michael Shea - Hooper Holmes - SVP, CFO

 Fourth quarter, if you look at our current run rate, is probably down 6 to 8% from our current run rates. Further out, as I said, we will have additional SG&A reductions, Brad, in Q1 and at that point probably 8 to 10% down from our current SG&A numbers. Look at it in two phases because there will the additional SG&A improvements in Q1 of '08.

 Brad Evans - Heartland - Analyst

 Got it. So roughly about a $15 million run rate in the first quarter?

 Michael Shea - Hooper Holmes - SVP, CFO

 That's approximately correct, yes.

 Brad Evans - Heartland - Analyst

 Okay. I hopped on the call a little bit late, could you give us -- or the Portamedic, volumes you give those?

Michael Shea - Hooper Holmes - SVP, CFO

 The numbers are unit volumes were down 13%, pricing up 7%. The exact numbers, Brad, for units Q3 '07, 466,000 versus 535,000 in Q3 '06.

 Brad Evans - Heartland - Analyst

 Okay. And so you're saying that you'd expect volumes to be up sequentially in the fourth quarter at Portamedic but down year-over-year, is that correct?

 Michael Shea - Hooper Holmes - SVP, CFO

 That's a good assumption, yes. Sequentially they should be up due to seasonality. Year-over-year we are expecting them to be down.

 Brad Evans - Heartland - Analyst

 When you think about year-over-year Portamedic volumes, do you think you'd start to see positive year-over-year comparisons in the second quarter of '08 or is that aggressive?

 Michael Shea - Hooper Holmes - SVP, CFO

 I don't think we should comment on that. As James was talked about simplified issue and the effects we're seeing on units. Near term I'm not expecting any significant change in the unit declines that we've seen. Certainly as we bring on these new services we take market share. So as that unit decline will be reduced, but that's not a Q1, early Q2 type of metric to look at at this point. It's more long-term.

 James Calver - Hooper Holmes - President, CEO

 It is fair to say that we've improved our year-on-year revenue decline from 8 to 9% to 5%. Clearly we have more to do, but what we did say was there would be sequential improvement in that revenue decline and in the numbers we reported today, as I said, year-on-year revenue declines have gone from 8 to 9% to 5%. And I think the impact of pricing, we believe we've stabilized marketshare which was news we announced this morning.

And the two major operational changes we're making in terms of imaging and managed scheduling as both being very attractive to clients will certainly help us with marketshare. And as Mike said, new, higher value services like platinum and mature assessment will certainly all contribute. But as we also said, I just want to temper all of that with my comments that I made to Mitra regarding simplified issue.

 Brad Evans - Heartland - Analyst

 James, do you believe the market can withstand the further price increases at Portamedic?

 James Calver - Hooper Holmes - President, CEO

 Yes, we do.

 Brad Evans - Heartland - Analyst

 Okay. Just shifting gears for a second on the wellness, or the health and wellness area. $2.5 million through the first nine months of the year, could you just give us a thought as to where you think you might end up for the full year in that business roughly?

 Michael Shea - Hooper Holmes - SVP, CFO

 Roughly, we did about $1.2 million in Q3. We're expecting that to decline slightly in fourth quarter only due to seasonality as you get around Thanksgiving and the holidays. So we're looking right now probably around $1 million or so of health and wellness revenue in Q4.

 James Calver - Hooper Holmes - President, CEO

 Might well exceed our expectations, Brad.

 Brad Evans - Heartland - Analyst

 Do you think that you've hit the inflection point with that business in terms of evangelizing the service and marketing it to the key potential customers? Do you think that you've made progress there that this business should start to grow and become more significant to the overall organization?

 James Calver - Hooper Holmes - President, CEO

 We certainly believe this business will continue to grow and continue to be an increasing part of our organization. This is a business that, as you know, we started in February of this year. I think it's fair to say that many of our -- in fact I think many of our clients, the seven clients that we have today, largely came to us through word-of-mouth type marketing. We've since substantially upgraded the marketing of this business and it's a little early to say, but early indications are that that's paying off.

So I wouldn't yet say that this business is at an inflection point, but we're seeing all the right signs of continued growth and a trend toward that inflection point that you mentioned.

 Brad Evans - Heartland - Analyst

 Is the business profitable at this point?

 James Calver - Hooper Holmes - President, CEO

 Yes.

 Brad Evans - Heartland - Analyst

 It is?

 James Calver - Hooper Holmes - President, CEO

 Yes.

 Brad Evans - Heartland - Analyst

 What do you think are the gating factors that prevent the business from becoming more ubiquitous and more rapidly growing?

 James Calver - Hooper Holmes - President, CEO

 I think really the gating factors are as disease management -- as disease management companies are being increasingly asked to deliver wellness services by their clients, which are the Fortune 500, I think that's really the only gating factor that we see in the marketplace. And certainly according to the Boston consulting group report, that continues to be a growing trend. And in conversations with our clients, the disease management and wellness companies, that continues to be a growing trend.

 Brad Evans - Heartland - Analyst

 Wouldn't that be a wave that you should ride?

 James Calver - Hooper Holmes - President, CEO

 It is a wave that we are riding, yes.

 Brad Evans - Heartland - Analyst

 I guess I'm just confused. It sounds like that would be a tailwind, not a headwind. I guess the question I was asking was what do you think are the key obstacles that are preventing a more rapid adoption of this business across the industry?

 James Calver - Hooper Holmes - President, CEO

 I think one really has to sort of look at who the ultimate client here is. And the ultimate client is large self-insured Fortune 500. The more that they offer wellness services the more that they are demanding those services from the disease management company, the faster this marketplace will grow.

 Brad Evans - Heartland - Analyst

 Okay. Can I ask you from a competitive perspective are there any other service providers offering a comparable service today in the marketplace that you're offering to the disease state management companies?

 James Calver - Hooper Holmes - President, CEO

 No, there's not. We have a turnkey solution which is end to end, it's a national supply chain solution where we provide national coverage and we provide compliance. And the only -- and we are really without, Brad, peer in terms of the capability of been able to bring the lab, the fulfillment, the screenings capability. We are without peer in that capability.

I think and just in sort of reflecting on your question regarding are there any gating factors. If your question is are there any Hooper Holmes gating factors, there are really no Hooper Holmes impediments. We have the process, we have the examiners, we have the lab, we have the technology.

And from a market point of view, as Fortune 500's are beginning to see the return on investment of their wellness programs the more they see that return on investment the more they're going to demand these services. We think the growth pattern of 0 units in March to 25,000 units in July to 50,000 units today and a fourth quarter that will exceed our expectations, we actually feel pretty good about that.

 Brad Evans - Heartland - Analyst

 Okay, I'll get back in the queue. Thank you.

Operator

 There are no further questions at this time. I will now hand the call back to Mr. Calver. Sir?

 James Calver - Hooper Holmes - President, CEO

 Okay, very good. Well, thank you very much. If there are no further questions at this time I'd like to thank you for joining us today and your continued support of our efforts. We look forward to speaking to many of you over the coming weeks and months and to keeping you up to date on our progress. Thanks again for your time and for your attention this morning.

Operator

 This concludes today's conference. Thank you for joining us. You may disconnect at this time.

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THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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